FREE WRITING PROSPECTUS Dated March 11, 2021	Filed Pursuant to Rule 433 Registration No. 333-239650 Registration No. 333-239650-02

**PRICING DETAILS** Carvana (CRVNA) 2021-P1 Prime Auto Loans

ACTIVE BOOKRUNNERS (A-D)	: Credit Suisse (str), Citi, Wells Fargo
SOLE BOOKRUNNER (N-R)	: Credit Suisse (str)
PASSIVE BOOKRUNNERS (A-D)	: Amherst, DB

CLS	$TOTAL	$OFFERED	WAL		S&P/DBRS/KBRA	BNCH	SPRD		YLD %	CPN%	$ PRICE
A1	50.000	47.500	0.20		A-1+/R-1(H)/K-1+	IntL	+	0	0.15590		100-00
A2	130.000	123.500	0.97		AAA/AAA/AAA	EDSF	+	10	0.290	0.28	99.99050
A3	130.000	123.500	2.29		AAA/AAA/AAA	IntS	+	25	0.542	0.54	99.99684
A4	68.000	64.600	3.64		AAA/AAA/AAA	IntS	+	30	0.868	0.86	99.97698
B	14.000	13.300	4.43		AA/AA/AA+	IntS	+	45	1.197	1.19	99.98265
C	16.000	15.200	4.76		A/A/A+	IntS	+	72	1.539	1.53	99.98124
D	7.000	6.650	4.81		BBB/BBB/BBB+	IntS	+	100	1.830	1.82	99.98593
N	17.000	16.150	0.62	**	BB/BB(h)/BB	EDSF	+	200	2.177	2.16	99.99564
R	Privately Placed

*	Expected Settle	:	03/18/2021	*	Format	: SEC Reg = Class A-D
*	First Pay Date	:	04/10/2021			: 144a = Class N-R
*	Expected Ratings	:	S&P, DBRS, KBRA	*	ERISA	: Cls A-D = Yes
*	Active Books (A-D)	:	CS, C, WF	*	Min Denoms	: Cls A-D = $100k x $1k
*	Bill & Deliver	:	CS			: Cls N = $300k x $1k
*	Passive Books (A-D)	:	Amherst, DB			: Cls R = 5k Unit x 1 Unit
*	Sole Books (N-R)	:	Credit Suisse	*	Pxing Speed	: 1.3 ABS to 5% Call
*	Timing (A1-N)	:	Priced

*	Intex Name : csfcrvna_2021-p1_px Passcode : U4Y9
*	DealRoadshow : www.dealroadshow.com Passcode : CRVNA_21_P1
*	The Residual Certificate is 144A, RegS, Grantor trust, offshore eligible, and CUSIP’d
*	The Class N is 144A, RegS, offshore eligible, and CUSIP’d
**	Based on Case 2 assumptions outlined in the Class N and Certificate PPMs attached

Classes A-D Disclaimer :

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037. Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. Such disclaimers or other notices have been automatically generated.

Classes N-R Disclaimer :

——————————————————————————————————————

THE INFORMATION CONTAINED HEREIN OR IN THE ATTACHED MATERIALS (THE “INFORMATION”) HAS BEEN PROVIDED BY CREDIT SUISSE SECURITIES (USA) LLC (“CS”) AND IS PRELIMINARY AND SUBJECT TO CHANGE. THE INFORMATION DOES NOT INCLUDE ALL OF THE INFORMATION REQUIRED TO BE INCLUDED IN THE PRIVATE PLACEMENT MEMORANDUM RELATING TO THE SECURITIES. AS SUCH, THE INFORMATION MAY NOT REFLECT THE IMPACT OF ALL STRUCTURAL CHARACTERISTICS OF THE SECURITIES. THE ASSUMPTIONS UNDERLYING THE INFORMATION, INCLUDING STRUCTURE AND COLLATERAL, MAY BE MODIFIED FROM TIME TO TIME TO REFLECT CHANGED CIRCUMSTANCES. PROSPECTIVE PURCHASERS ARE RECOMMENDED TO REVIEW THE PRELIMINARY AND FINAL PRIVATE PLACEMENT MEMORANDA RELATING TO THE SECURITIES (“OFFERING DOCUMENTS”) DISCUSSED IN THIS COMMUNICATION. OFFERING DOCUMENTS CONTAIN DATA THAT IS CURRENT AS OF THEIR PUBLICATION DATES AND AFTER PUBLICATION MAY NO LONGER BE COMPLETE OR CURRENT. A FINAL PRIVATE PLACEMENT MEMORANDUM MAY BE OBTAINED FROM CS BY CALLING TOLL- FREE 1-800-221-1037. Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. such disclaimers or other notices have been automatically generated as a result of this message having been sent via Bloomberg or another system.